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                                                                  Exhibit 4.3(c)


                                 THIRD AMENDMENT
                               TO CREDIT AGREEMENT


         THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of August 17, 1998 (this "Amendment"), among UNIVERSAL HOSPITAL SERVICES, INC., a Minnesota corporation (the "Borrower"), the financial institutions party to the Credit Agreement described below (the "Banks") and BANKERS TRUST COMPANY, as Administrative Agent. All capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below.

                              W I T N E S S E T H :

         WHEREAS, the Borrower, the Banks and the Administrative Agent are parties to a Credit Agreement, dated as of February 25, 1998 (as amended, modified and supplemented through, but not including, the date hereof, the "Credit Agreement");

         WHEREAS, the parties hereto wish to amend the Credit Agreement as herein provided; and

         NOW THEREFORE, it is agreed:

         1. Section 3.01 of the Credit Agreement is hereby amended by (i) inserting the text "(other than the unutilized amount of the Over-Advance Commitment)" at the end of the first sentence of clause (a), (ii) redesignating clauses (b), (c), (d), (e) and (f) as clauses (c), (d), (e), (f) and (g), respectively, and (iii) inserting the following new clause (b) immediately after clause (a) thereof:

                  "(b) The Borrower agrees to pay the Administrative Agent a non-refundable commitment fee (the "Over-Advance Commitment Fee") for the account of each Non-Defaulting Bank with an Over-Advance Commitment for the period from and including the Third Amendment Effective Date to, but not including, the Over-Advance Maturity Date, computed at a rate for each day equal to 3/4 of 1% per annum on the daily average unutilized amount of the Total Over-Advance Commitment. Such Over-Advance Commitment Fee shall be due and payable in arrears on the Over-Advance Maturity Date."

         2. Section 8.02 of the Credit Agreement is hereby amended by (i) deleting the text "and" appearing at the end of clause (k) thereof, (ii) deleting the period appearing at the end of clause (l) thereof and inserting the text "; and" in lieu thereof and (iii) inserting the following new clause (m) immediately after clause (l) thereof:

                  "(m) the Borrower may consummate the PCH Acquisition."

         3. Section 10 of the Credit Agreement is hereby amended by:


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                  (i) deleting the last sentence appearing in the definition of
         "Applicable Margin" in its entirety and inserting the following new sentence in lieu thereof:

                  "Notwithstanding anything to the contrary above in this definition, (a) the Applicable Margin for Over-Advance Loans shall be (i) from the Third Amendment Effective Date to and including the date which is 120 days after the Third Amendment Effective Date, (x) in the case of Base Rate Loans, 1.50% and
                  (y) in the case of Eurodollar Loans, 2.75%, (ii) from the date which is 121 days after the Third Amendment Effective Date to and including the date which is 150 days after the Third Amendment Effective Date, (x) in the case of Base Rate Loans, 1.625%, and, in the case of Eurodollar Loans, 2.875% and (iii) from the date which is 151 days following the Third Amendment Effective Date to and including the Over-Advance Maturity Date, (x) in the case of Base Rate Loans, 1.75%, and, (y) in the case of Eurodollar Loans, 3.00%, (b) if, and for so long as, any Over-Advance Loans remain outstanding after the date which is 150 days following the Third Amendment Effective Date, the Applicable Margin with respect to (x) Base Rate Loans which are not Over-Advance Loans shall be 1.50% and (y) Eurodollar Loans which are not Over-Advance Loans shall be 2.75% and (c) at all times during which there shall exist a Default under Section 9.01 or 9.05 or an Event of Default, the Applicable Margin shall be (i) in the case of Base Rate Loans which are not Over-Advance Loans, 1.25%, (ii) in the case of Base Rate Loans which are Over-Advance Loans, 1.75%, (iii) in the case of Eurodollar Loans which are not Over-Advance Loans, 2.50% and (iv) in the case of Eurodollar Loans which are Over-Advance Loans, 3.00%."

                  (ii) inserting the following proviso immediately before the period at the end of the definition of "Borrowing Base":

                  "and, provided further that, notwithstanding the foregoing,
                  (i) from the Third Amendment Effective Date to and including the Over-Advance Maturity Date, the Borrowing Base shall be equal to the amount calculated above pursuant to this definition plus $8,000,000 (but in no event shall the aggregate amount of the Borrowing Base be in excess of $48,000,000) and (ii) at all other times the Borrowing Base shall be as calculated above pursuant to this definition (without giving effect to this proviso)"

                  (iii) inserting the following proviso immediately before the period at the end of the definition of "Revolving Commitment":

                  "; provided that, notwithstanding the foregoing, (i) from the Third Amendment Effective Date to and including the Over-Advance Maturity Date, the amount set forth on Schedule I for each Bank shall be deemed to be increased by such Bank's pro rata share of an aggregate increase of $8,000,000 for all Banks, and (ii) at all

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                  other times, the Revolving Commitment of each Bank shall be as calculated above pursuant to this definition (without giving effect to this proviso)"

                  (iv) inserting the following new definitions in the appropriate alphabetical order:

                  "Over-Advance Commitment" shall mean, at any time, with respect to each Bank, the aggregate principal amount of Over-Advance Loans which such Bank could be required to make solely as a result of the operation of either or both of the final proviso to the definition of "Borrowing Base" or the proviso to the definition of "Revolving Commitment."

                  "Over-Advance Commitment Fee" shall have the meaning provided in Section 3.01 of the Credit Agreement.

                  "Over-Advance Loans" shall mean Loans permitted to be outstanding as a result of the operation of either the final proviso to the definition of "Borrowing Base" or the proviso to the definition of "Revolving Commitment" (i.e. which, but for the presence of either of such provisos, would not be permitted to remain outstanding).

                  "Over-Advance Maturity Date" shall mean the date which is 180 days after the Third Amendment Effective Date."

                  "PCH" shall mean Patient's Choice Healthcare, Inc., an Ohio corporation.

                  "PCH Acquisition" shall mean the acquisition by the Borrower of all of the issued and outstanding shares of capital stock of PCH pursuant to and in accordance with the PCH Acquisition Documents.

                  "PCH Acquisition Agreement" shall mean the Stock Purchase Agreement, dated as of August 17, 1998, by and among the Borrower and the selling shareholders of PCH party thereto.

                  "PCH Acquisition Documents" shall mean the PCH Acquisition Agreement and all other documents required to be entered into or delivered pursuant to the terms and conditions of the PCH Acquisition Agreement.

                  "Total Over-Advance Commitment" shall mean the aggregate Over-Advance Commitments of each of the Banks."

         4. This Amendment is limited precisely as written and shall not be deemed to be a consent to or modification of any other term or condition of the Credit Agreement, the other Credit Documents or any of the instruments or agreements referred to therein.

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         5. In order to induce the Banks to enter into this Amendment, the
Borrower hereby represents and warrants that (x) no Default or Event of Default exists on the Third Amendment Effective Date (as defined below) both before and after giving effect to this Amendment and (y) all of the representations and warranties contained in the Credit Documents shall be true and correct in all material respects on the Third Amendment Effective Date both before and after giving effect to this Amendment with the same effect as though such representations and warranties had been made on and as of the Third Amendment Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

         6. This Amendment shall become effective (simultaneously with the satisfaction of the last of the conditions described below) on the first date that (such effective date being herein referred to as the "Third Amendment Effective Date"):

                  (i) the Borrower and each of the Banks shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of telecopier) the same to the Administrative Agent at its Notice Office;

                  (ii) true and correct copies of the PCH Acquisition Documents shall have been delivered to the Administrative Agent, and all terms of the PCH Acquisition Documents shall be satisfactory in form and substance to the Administrative Agent;

                  (iii) the PCH Acquisition Documents (and the transactions contemplated thereby) shall have been duly approved by the boards of directors and, if required by appli-cable law, the stockholders of the parties thereto, and all PCH Acquisition Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect;

                  (iv) each of the conditions precedent to the obligation of the parties to consummate the PCH Acquisition as set forth in the PCH Acquisition Agreement shall have been satisfied to the satisfaction of the Administrative Agent and the Required Banks, or waived with the consent of the Administrative Agent and the Required Banks, and the PCH Acquisition shall have been consummated in accordance with the PCH Acquisition Documents (without giving effect to any material amendment or modification of the PCH Acquisition Agreement or waiver with respect thereto unless consented to by the Administrative Agent and the Required Banks) and all applicable laws, rules and regulations;

                  (v) the Borrower shall have delivered the following to the Administrative Agent:

                           (a) certified copies of Requests for Information or
                  Copies (Form UCC-11), or equivalent reports, each of recent date listing all effective financing statements that name PCH and/or any of its subsidiaries and are filed in either (x) any

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                  jurisdiction in which PCH or any subsidiary of PCH maintains its chief executive office or (y) any other jurisdiction in which any assets of PCH or any subsidiary of PCH are located, together with (1) copies of any Financing Statements that name PCH or any subsidiary of PCH as debtor and (2) evidence of filing of appropriate termination statements executed by the secured lender in respect of any Financing Statements referred to in clause (1) above;

                           (b) executed Financing Statements (Form UCC-1) in
                  appropriate form for filing under the UCC of each jurisdiction referred to in clause (a) above as may be necessary to perfect the security interests purported to be created by the Security Agreement in the assets of PCH and its subsidiaries;

                           (c) evidence of the completion of (or evidence of the
                  making of arrangements satisfactory to the Administrative Agent for the completion of) all other recordings and filings of, or with respect to, PCH and its subsidiaries and/or their assets as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Security Agreement in the assets of PCH and its subsidiaries (including, without limitation, filings and registrations with respect to copyrights, patents and trademarks); and

                           (d) evidence that all other actions necessary or, in
                  the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement in the assets of PCH and its subsidiaries have been taken;

                  (vi) PCH and each of its subsidiaries shall have executed and delivered to the Administrative Agent a subsidiary assumption agreement in form and substance satisfactory to the Administrative Agent;

                  (vii) the Borrower and each of its subsidiaries shall have delivered to the Collateral Agent all stock certificates and notes (duly endorsed in blank) which represent Securities (as defined in the Pledge Agreement) which are owned (after giving effect to the PCH Acquisition) by the Borrower and/or any of its subsidiaries, together with executed and undated stock powers, in the case of Stock (as defined in the Pledge Agreement);

                  (viii) the Borrower shall have delivered a certificate of an Authorized Officer, dated the Third Amendment Effective Date, stating that all of the conditions set forth in clauses (iii) and (iv) above have been satisfied as of such date;

                  (ix) PCH and each of its subsidiaries shall have executed and delivered the subsidiary guaranty, in the form of Exhibit G to the Credit Agreement;

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                  (x) JWC Equity Funding, Inc. shall have contributed $6,000,000 as a contribution to the capital stock of the Borrower on terms and conditions acceptable to the Banks and the Administrative Agent; and

                  (xi) there shall have been delivered to the Administrative Agent for the account of each Bank the appropriate Notes evidencing the Over-Advance Commitments, executed by the Borrower, and in the amount, maturity and as otherwise provided herein and in Section 1.05 of the Credit Agreement.

         7. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

         8. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

         9. From and after the Third Amendment Effective Date, all references in the Credit Agreement and each of the Credit Documents to the Credit Agreement shall be deemed to be references to such Credit Agreement as amended hereby.

                                    *********

                   [Signatures appear on the following pages]


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         IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

                                     UNIVERSAL HOSPITAL SERVICES, INC.


                                     By: ______________________________
                                     Title: ____________________________


                                     BANKERS TRUST COMPANY,
                                     Individually as Administrative Agent


                                     By: ______________________________
                                     Title: ____________________________


                                     HELLER FINANCIAL, INC.


                                     By: ______________________________
                                     Title: ____________________________



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